Exhibit 99.1

Life Storage, Inc. Reports Fourth Quarter and Full Year 2018 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--February 25, 2019--Life Storage, Inc. (NYSE:LSI) a leading national owner and operator of self storage properties, reported operating results for the quarter and year ended December 31, 2018.

Highlights for the 4th Quarter Included:

  Achieved net income attributable to common shareholders of $92.3 million, or $1.98 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.38 as compared to $1.34 in the fourth quarter of 2017.
  Increased same store revenue by 3.0% and same store net operating income ("NOI")(2) by 4.1% as compared to the fourth quarter of 2017.
  Grew management and acquisition fees by 24.3% over the same period in 2017.
  Sold 12 mature properties to an unconsolidated joint venture in which the Company maintains a 20% ownership interest. Life Storage continues to manage the properties.
  Acquired six high-quality properties for a total cost of $58.3 million.

Highlights for the Full Year Included:

  Achieved net income attributable to common shareholders of $206.6 million, or $4.43 per fully diluted common share.
  Achieved adjusted FFO per fully diluted common share of $5.51 as compared to $5.31 in 2017.
  Grew same store revenue by 3.4% and same store NOI by 4.1% year-over-year.
  Sold 13 properties for net cash proceeds of $91.3 million, resulting in an aggregate gain of approximately $56.4 million.
  Acquired eight high-quality properties for approximately $77.7 million.
  Achieved a record year for its 3rd party management platform; adding a net 69 facilities in 2018.
  Launched Rent Now, a fully-digital rental platform allowing customers who prefer to self-serve and “skip the counter” by completing the rental transaction online.
  Continued investment in Warehouse Anywhere, Life Storage’s intelligent warehousing solution, providing third-party logistics (3PL) to corporate customers.

David Rogers, the Company's Chief Executive Officer stated, "We had a great year on a number of fronts. Our stores delivered strong top line and NOI growth, we added a record 69 properties to our third-party management platform, the Rent Now roll-out will be completed by early next quarter, our Warehouse Anywhere B2B platform is really gaining traction, and we're making great progress with our portfolio optimization efforts."

FINANCIAL RESULTS

The Company achieved net income attributable to common shareholders in the fourth quarter of 2018 of $92.3 million or $1.98 per fully diluted common share. This compares to net income attributable to common shareholders of $21.1 million in the fourth quarter of 2017, or $0.45 per fully diluted common share. The significant increase in net income was the result of a $55.5 million gain on the sale of 12 storage facilities during the fourth quarter of 2018. For the year-ended December 31, 2018, the Company achieved $206.6 million net income attributable to common shareholders or $4.43 per fully diluted common share as compared to $96.4 million or $2.07 per fully diluted common share for the year ended December 31, 2017. The significant increase in net income was largely driven by the aforementioned gain on sale of properties as well as a 4.0% increase in total revenues.

Funds from operations for the quarter were $1.36 per fully diluted common share compared to $1.09 for the same period last year. Absent a $0.7 million cost related to an officer’s retirement, adjusted FFO per fully diluted common share was $1.38 for the quarter ended December 31, 2018. Adjusted FFO per fully diluted common share for the quarter ended December 31, 2017 was $1.34. For the year ended 2018, FFO per fully diluted common share was $5.49 compared to $4.93 for the same period last year. Adjusted FFO per fully diluted common share for the year ended 2018 was $5.51 as compared to $5.31 for the prior year.

OPERATIONS:

Total revenues increased 3.9% over last year’s fourth quarter while operating costs increased 1.2%, resulting in an NOI increase of 5.3%.

Revenues for the 521 stabilized stores wholly owned by the Company since December 31, 2016 increased 3.0% from those of the fourth quarter of 2017, the result of a 3.8% increase in rental rates, partially offset by a 100 basis point decrease in average occupancy.

Same store operating expenses increased 0.8% for the fourth quarter of 2018 compared to the prior year period. Increased real estate taxes were partially offset by lower payroll and benefits, utilities and repair costs. Accordingly, same store NOI this period increased 4.1% over the fourth quarter of 2017.

General and administrative expenses increased by approximately $1.1 million over the same period in 2017, primarily due to increases in income tax and personnel costs.

During the fourth quarter of 2018, the Company experienced same store revenue growth in 27 of its 33 major markets in the same store pool. Overall, the markets with the strongest revenue impact include Las Vegas, New York-Newark-New Jersey, New England, Buffalo and Los Angeles.

PORTFOLIO TRANSACTIONS

In late 2018 the Company sold 12 of its mature assets to a joint venture for approximately $91.0 million, which includes $9.1 million contributed to the entity in exchange for a 20% equity stake. The Company reinvested a significant portion of these proceeds in newer properties, some of which are relatively early on the lease-up curve.

In 2019, the Company is projecting sales of up to $225 million of mature assets, with the expectation that the proceeds will likewise be reinvested in properties with superior growth prospects. Joseph Saffire, the Company's Chief Investment Officer and incoming Chief Executive Officer, commented, "We're taking advantage of favorable market conditions to upgrade our property base, focusing on larger stores in growth markets and garnering higher revenues per square foot and per store. While we'll absorb some minor FFO dilution in 2019 as a result of this asset rotation, these transactions are adding significant value, and better position our portfolio for future growth."

During the quarter, the Company added six properties to its owned portfolio for a total cost of approximately $58.3 million. The facilities are located in the markets in which the Company already has a presence: the greater New York metro area (2); Atlanta, GA (1); Sacramento, CA (1); Orlando, FL (1); and St. Louis, MO (1). The Atlanta and Orlando properties were previously managed by the Company.

At December 31, 2018, the Company was in contract to acquire a self storage facility in Tampa, FL for its owned portfolio for approximately $9.3 million. Subsequent to quarter end, the Company acquired the remaining 60% ownership interest in one of its joint ventures for $46.4 million for a property located in Queens, NY. Also subsequent to quarter end, the Company entered into contracts to acquire 16 additional stores for its wholly owned portfolio for a total consideration of approximately $177.7 million. The facilities are located in mid-Atlantic, Southeastern and mid-West markets where the Company already has a presence. All pending acquisitions are subject to further due diligence and closing conditions; therefore, no assurance can be given that they will be purchased according to the terms described.

THIRD PARTY MANAGEMENT:

The Company continues to aggressively grow its third-party management platform. During the quarter, the Company added 47 stores to the platform, bringing the total stores managed through its joint venture and third-party management agreements to 213 as of December 31, 2018. As of December 31, 2018, almost 50% of the Company’s managed portfolio includes properties whereby Life Storage holds no ownership interest, a 100% average increase in each of the last two years.

Subsequent to quarter end, the Company commenced management of four self storage facilities in Ontario, Canada. The properties are located in the extended Greater Toronto Area, including the Hamilton and St. Catharines-Niagara Canadian Metropolitan Areas. With more than seven million people in this region, it is one of the largest markets in North America.

CAPITAL TRANSACTIONS:

At December 31, 2018, the Company had approximately $13.6 million of cash on hand, and $408.2 million available on its line of credit.

Illustrated below are key financial ratios at December 31, 2018:

  Debt to Enterprise Value (at $92.99/share) 28.4%
  Debt to Book Cost of Storage Facilities 39.3%
  Debt to Recurring Annualized EBITDA 5.3x
  Debt Service Coverage 4.6x

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share, or $4.00 annualized. The dividend was paid on January 28, 2019 to Shareholders of record on January 15, 2019.

YEAR 2019 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for 2019:

Same Store Projected Increases Over 2018
FY 2019
Revenue	1.50 – 2.50%
Operating Costs (excluding property taxes)	2.00 – 3.00%
Property Taxes	5.50 – 6.50%
Total Operating Expenses	3.00 – 4.00%
Net Operating Income	1.00 – 2.00%

The Company’s 2019 same store pool consists of the 538 stabilized stores owned since December 31, 2017. The stores purchased through 2018 at certificate of occupancy or that were less than 80% occupied at market rates are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company includes such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives. Accordingly, 14 certificate of occupancy and lease-up facilities constructed or purchased in 2015 and 2016 that have achieved stabilized occupancy and rates by January 1, 2018 will be added to the 2019 same store pool.

The Company plans to complete $40 – $55 million of expansions in 2019. It also has budgeted $20 - $25 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has included $225 million of acquisition activity in its projections for 2019 and $225 million of dispositions as it continues its portfolio optimization efforts. Using proceeds generated from the sale of mature properties that have achieved stabilization to acquire newer, higher growth-potential properties, some of which are expected to be in lease-up, Life Storage expects to incur between $0.10 - $0.12 dilution of FFO per share in 2019. This asset rotation should provide significant net asset value and FFO growth potential in subsequent years.

In 2019, the Company anticipates entering into additional joint ventures, or adding to its existing joint ventures, contributing up to $50 million.

Annual general and administrative expenses, including costs incurred to manage third-party properties, are expected to be approximately $48 – $50 million.

As a result of the above assumptions, management expects adjusted funds from operations for the first quarter of 2019 to be between $1.27 and $1.31 per share and approximately $5.53 to $5.63 per share for the full year 2019.

Reconciliation of Guidance	1Q 2019 Range or Value	FY 2019 Range or Value
Earnings per share attributable to common shareholders - diluted	$0.70 - $ 0.74	$3.27 - $ 3.37
Plus: real estate depreciation and amortization	0.57 - 0.57	2.26 - 2.26
FFO per share	$1.27 - $ 1.31	$5.53 - $ 5.63

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Tuesday, February 26, 2019. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 42397.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 750 storage facilities in 28 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 400,000-plus customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2018	2017
Assets
Investment in storage facilities:
Land	$794,729	$786,628
Building, equipment and construction in progress	3,604,210	3,534,782
	4,398,939	4,321,410
Less: accumulated depreciation	(704,681)	(624,314)
Investment in storage facilities, net	3,694,258	3,697,096
Cash and cash equivalents	13,560	9,167
Accounts receivable	7,805	7,331
Receivable from joint ventures	1,006	1,397
Investment in joint ventures	145,911	133,458
Prepaid expenses	7,251	6,757
Intangible asset - in-place customer leases	970	-
Trade name	16,500	16,500
Fair value of interest rate swap agreements	-	205
Other assets	4,951	4,863
Total Assets	$3,892,212	$3,876,774

Liabilities
Line of credit	$91,000	$105,000
Term notes, net	1,610,820	1,609,089
Accounts payable and accrued liabilities	87,446	92,941
Deferred revenue	9,191	9,374
Mortgages payable	12,302	12,674
Total Liabilities	1,810,759	1,829,078

Noncontrolling redeemable Operating Partnership Units at redemption value	23,716	19,373

Equity
Common stock	466	466
Additional paid-in capital	2,372,157	2,363,171
Accumulated deficit	(308,011)	(327,727)
Accumulated other comprehensive loss	(6,875)	(7,587)
Total Shareholders' Equity	2,057,737	2,028,323
Total Liabilities and Shareholders' Equity	$3,892,212	$3,876,774

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	October 1, 2018	October 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Revenues
Rental income	$126,140	$122,020	$502,474	$485,303
Other operating income	9,156	8,670	37,805	34,580
Management and acquisition fee income	2,969	2,388	10,571	9,867
Total operating revenues	138,265	133,078	550,850	529,750

Expenses
Property operations and maintenance	30,547	30,616	121,098	122,794
Real estate taxes	14,844	14,232	61,356	57,663
General and administrative	12,810	11,722	48,322	50,031
Operating leases of storage facilities	141	141	565	424
Depreciation and amortization	25,513	25,551	102,343	102,655
Amortization of in-place customer leases	178	39	187	24,830
Total operating expenses	84,033	82,301	333,871	358,397

Gain (loss) on sale of storage facilities	55,473	(3,503)	56,398	(3,503)
Gain on sale of real estate	-	-	718	-
Income from operations	109,705	47,274	274,095	167,850

Other income (expense)
Interest expense (A)	(18,026)	(27,146)	(70,672)	(74,362)
Interest income	5	2	13	7
Equity in income of joint ventures	1,056	1,055	4,122	3,314

Net income	92,740	21,185	207,558	96,809
Noncontrolling interests in the Operating Partnership	(433)	(101)	(968)	(444)
Net income attributable to common shareholders	$92,307	$21,084	$206,590	$96,365

Earnings per common share attributable to common shareholders - basic	$1.98	$0.45	$4.44	$2.08

Earnings per common share attributable to common shareholders - diluted	$1.98	$0.45	$4.43	$2.07

Common shares used in basic
earnings per share calculation	46,543,292	46,404,920	46,500,763	46,372,540

Common shares used in diluted
earnings per share calculation	46,645,615	46,541,927	46,596,652	46,489,702

Dividends declared per common share	$1.00	$1.00	$4.00	$3.95

(A) Interest expense for the period ending December 31 consists of the following
Interest expense	$17,443	$16,039	$68,514	$61,695
Interest rate swap termination and unamortized debt issuance costs
associated with debt refinancing	-	10,555	-	10,555
Amortization of debt issuance costs	583	552	2,158	2,112
Total interest expense	$18,026	$27,146	$70,672	$74,362

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	October 1, 2018	October 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net income attributable to common shareholders	$92,307	$21,084	$206,590	$96,365
Noncontrolling interests in the Operating Partnership	433	101	968	444
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	25,225	25,079	100,528	125,580
Depreciation and amortization from unconsolidated joint ventures	1,433	1,313	5,107	4,296
(Gain) loss on sale of storage facilities	(55,473)	3,503	(56,398)	3,503
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(298)	(243)	(1,197)	(1,045)
Funds from operations available to common shareholders	63,627	50,837	255,598	229,143
FFO per share - diluted	$1.36	$1.09	$5.49	$4.93

Adjustments to FFO
Gain on sale of land	$-	$-	$(718)	$-
Costs related to officer's retirement	664	941	885	941
Board changes and other proxy related expenses	-	-	1,128	-
Interest rate swap termination and unamortized debt issuance costs
associated with debt refinancing	-	10,555	-	10,555
Uninsured damages and lawsuit settlement	-	-	-	7,790
Acquisition fee income	-	-	-	(1,358)
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(3)	(55)	(6)	(82)
Adjusted funds from operations available to common shareholders	64,288	62,278	256,887	246,989
Adjusted FFO per share - diluted	$1.38	$1.34	$5.51	$5.31

Common shares - diluted	46,645,615	46,541,927	46,596,652	46,489,702

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	October 1, 2018	October 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net Income	$92,740	$21,185	$207,558	$96,809
General and administrative	12,810	11,722	48,322	50,031
Payments for rent	141	141	565	424
Depreciation and amortization	25,691	25,590	102,530	127,485
Interest expense	18,026	27,146	70,672	74,362
Interest income	(5)	(2)	(13)	(7)
Gain on sale of storage facility	(55,473)	3,503	(56,398)	3,503
Gain on sale of real estate	-	-	(718)	-
Equity in income of joint ventures	(1,056)	(1,055)	(4,122)	(3,314)
Net operating income	$92,874	$88,230	$368,396	$349,293

Same store	$83,841	$80,515	$333,745	$320,469
Other stores and management fee inc income	9,033	7,715	34,651	28,824
Total net operating income	$92,874	$88,230	$368,396	$349,293

Life Storage, Inc.
Quarterly Same Store Data (3) 521 mature stores owned since 12/31/16
(unaudited)
	October 1, 2018	October 1, 2017
	to	to		Percentage
(dollars in thousands)	December 31, 2018	December 31, 2017	Change	Change

Revenues:
Rental income	$117,558	$113,972	$3,586	3.1%
Revenues related to tenant insurance	4,571	4,521	50	1.1%
Other operating income	1,586	1,570	16	1.0%
Total operating revenues	123,715	120,063	3,652	3.0%

Expenses:
Payroll and benefits	9,946	10,467	(521)	-5.0%
Real estate taxes	13,632	12,935	697	5.4%
Utilities	3,530	3,564	(34)	-1.0%
Repairs and maintenance	4,751	4,850	(99)	-2.0%
Office and other operating expense	4,049	3,918	131	3.3%
Insurance	1,459	1,394	65	4.7%
Advertising	310	354	(44)	-12.4%
Internet marketing	2,197	2,066	131	6.3%
Total operating expenses	39,874	39,548	326	0.8%

Net operating income (2)	$83,841	$80,515	$3,326	4.1%

QTD Same store move ins	42,768	44,856	(2,088)

QTD Same store move outs	47,934	48,919	(985)

Other Comparable Quarterly Same Store Data
(unaudited)
	October 1, 2018	October 1, 2017
	to	to		Percentage
	December 31, 2018	December 31, 2017	Change	Change
Stores owned since 12/31/15 (417 stores)
Revenues	$94,423	$91,956	$2,467	2.7%
Expenses	29,635	29,940	(305)	-1.0%
Net operating income	$64,788	$62,016	$2,772	4.5%

Stores owned since 12/31/14 (399 stores)
Revenues	$90,220	$87,873	$2,347	2.7%
Expenses	28,220	28,272	(52)	-0.2%
Net operating income	$62,000	$59,601	$2,399	4.0%

Life Storage, Inc.
Year to Date Same Store Data (3) 521 mature stores owned since 12/31/16
(unaudited)
	January 1, 2018	January 1, 2017
	to	to		Percentage
(dollars in thousands)	December 31, 2018	December 31, 2017	Change	Change

Revenues:
Rental income	$469,258	$453,380	$15,878	3.5%
Revenues related to tenant insurance	18,327	17,835	492	2.8%
Other operating income	6,910	7,247	(337)	-4.7%
Total operating revenues	494,495	478,462	16,033	3.4%

Expenses:
Payroll and benefits	40,120	40,184	(64)	-0.2%
Real estate taxes	55,476	52,464	3,012	5.7%
Utilities	15,320	14,958	362	2.4%
Repairs and maintenance	17,586	17,839	(253)	-1.4%
Office and other operating expense	16,087	15,701	386	2.5%
Insurance	5,792	5,519	273	4.9%
Advertising	1,261	1,332	(71)	-5.3%
Internet marketing	9,108	9,996	(888)	-8.9%
Total operating expenses	160,750	157,993	2,757	1.7%

Net operating income (2)	$333,745	$320,469	$13,276	4.1%

YTD Same store move ins	196,042	205,644	(9,602)

YTD Same store move outs	198,526	199,615	(1,089)
Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (4)
	2018	2017	2018	2017

Weighted average quarterly occupancy	90.4%	91.4%	89.9%	90.7%

Occupancy at December 31	90.0%	90.9%	89.4%	90.1%

Rent per occupied square foot	$14.09	$13.58	$14.05	$13.55

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the twelve months ended December 31, 2018:

Beginning balance	$4,321,410
Property acquisitions	76,582
Improvements and equipment additions:
Expansions	27,825
Roofing, paving, and equipment:
Stabilized stores	26,585
Recently acquired stores	72
Change in construction in progress (Total CIP $27.2 million)	12,809
Dispositions and Impairments	(66,344)
Storage facilities at cost at period end	$4,398,939

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Management and administrative salaries and benefits	$7,118	$6,187	$27,090	$25,193
Training	383	340	1,031	1,073
Call center	786	703	3,014	2,842
Life Storage Solutions costs	209	68	739	636
Income taxes	1,163	(662)	3,093	967
Legal, accounting and professional	406	1,281	3,343	4,546
Costs related to officers retirement	664	941	885	941
Loss related to legal settlement, net of tax	-	987	-	6,027
Name change	-	-	-	805
Other administrative expenses (5)	2,081	1,877	9,127	7,001
	$12,810	$11,722	$48,322	$50,031

Net rentable square feet	December 31, 2018
Wholly owned properties	39,496,938
Joint venture properties	8,405,037
Third party managed properties	7,387,786
	55,289,761

	December 31, 2018	December 31, 2017

Common shares outstanding	46,617,441	46,552,222
Operating Partnership Units outstanding	248,966	217,481
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com